Exhibit 10.32
September 25, 2007
Mr. Rick Fehr
3502 Cragmont Avenue
Dallas TX 75205
Dear Rick:
This letter will memorialize our agreement regarding your position, effective as of January 1, 2007, as Senior Vice President — Productivity and Optimization for the Dean Dairy Group. This position will report directly to me or any subsequent President of the Dean Dairy Group.
Base Salary
Commencing January 1, 2007, you will be paid $19,791.66 on a semi-monthly basis, which equates to an annual salary of $475,000. Your salary will be reviewed annually.
Annual Bonus Opportunity
As Senior Vice President of Dean Dairy Group, you will be eligible to earn an annual bonus with a target amount equal to 60% of your annualized base salary, subject to the achievement of certain operating targets for the group and certain individual goals. You can earn up to 200% of your targeted bonus if such individual goals are met and such operating targets are exceeded. You will also continue to be eligible to receive long-term incentive grants consistent with those granted to others at your level.
Severance Payments
You shall be entitled to receive a severance payment if your employment is terminated as a result of a “Qualifying Termination.” A Qualifying Termination shall mean (i) the voluntary termination by you of your employment with the Company for Good Reason (as defined below), (ii) the involuntary termination of your employment with the Company by the Company without Cause (as defined below), or (iii) the voluntary termination by you of your employment with the Company for any reason at any time after January 31, 2009. In the event of a Qualifying Termination, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation, less lawful deductions. In addition, you will receive severance payments equal, in the aggregate, to two years of your base salary and target bonus, less lawful deductions. Such payments will be made semi-monthly on normal payroll dates for the two-year period following a Qualifying Termination.

In addition to the foregoing, in the event of a Qualifying Termination described in the preceding paragraph, you shall be entitled to receive, in a lump sum payment, an amount equal to (i) the difference between the “strike” or exercise price of all unvested options held by you which would have vested (had your employment continued) during the 24-month period immediately following the date of the Qualifying Termination and the fair market value of the stock of Dean Foods (determined based on the average closing price during the 30-day period preceding the date of the Qualifying Termination) and (ii) the fair market value (determined as set forth above) of any restricted stock units or other equity awards which would have vested in accordance with the normal vesting schedule (had your employment continued) during the 24-month period immediately following the date of the Qualifying Termination.
Notwithstanding anything to the contrary, to the extent Section 409A of the Internal Revenue Code is applicable to any benefits hereunder, the Company may delay payments to the extent necessary to avoid application of Section 409A.
In order to receive the benefits provided herein, you will be required to execute (i) a release of all claims and such other agreements as the company deems necessary or appropriate and (ii) unless your termination is an involuntary termination by the Company without Cause, an agreement not to compete with, solicit employees or customers from, or use or disclose confidential information of, the Company and its subsidiaries until the final severance payment under this Agreement.
As used herein, the term “Cause” shall mean: (a) your conviction of any crime deemed by the company to make your continued employment untenable; (b) any act of gross negligence or willful misconduct in the conduct of your employment; (c) your committing any act of dishonesty whether relating to the company or any of its affiliates, its employees, agents or otherwise; or (d) your failure to comply with the Company’s Code of Ethics, or any conduct which brings the company or any of its affiliates into disrepute.
The term “Good Reason” shall mean: (i) any reduction in your base pay or target bonus or a significant reduction in benefits, other than a general change in compensation and benefits applicable to all similarly situated employees, (ii) the removal from the position of Senor Vice President for the Dairy Group, or a significant diminution in the scope of your responsibilities from those contemplated herein, or (iii) the transfer of your employment to a metropolitan area other than the Dallas/Ft. Worth metropolitan area.
Non-Qualifying Termination
In the event that your employment with Dean Foods is terminated either for Cause or by you voluntarily and without Good Reason prior to January 31, 2009, no severance payment will be made. If your employment is terminated either for Cause or by you voluntarily and without Good Reason prior to January 31, 2009, all unvested stock option, restricted stock awards and other equity grants made to you and your rights thereunder will be automatically terminated in accordance with their terms.

No Duplication of Benefits
You have previously entered into a Change in Control Agreement which shall remain in full force and effect. In general, this agreement provides benefits of two times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. The Company has also implemented an Executive Severance Pay Plan. Notwithstanding the foregoing, there will be no duplication of severance pay under this Agreement and the Change in Control Agreement, the Executive Severance Pay Plan or any other plan or arrangement to which you may be entitled. If you are entitled to severance or termination payments under any other agreement or plan, the severance compensation to which you are entitled hereunder will be reduced by the amount of payment under the Change in Control Agreement, Executive Severance Pay Plan or such other agreement or plan.
Code of Ethics
As you know, you are required to comply with the Dean Foods Code of Ethics as an ongoing condition of your employment. You are required to sign the Compliance Certificate contained within the Code of Ethics periodically during the course of your employment.
Conclusion
Rick, we appreciate your continued commitment to Dean Foods. We greatly value your past contributions and look forward to your ongoing efforts toward our future success.

Best regards,
/s/ Gregg L. Engles
Gregg L. Engles

Agreed and accepted:
/s/ Rick Fehr
Rick Fehr

Date
cc:	Paul Moskowitz Robby Dunn